CONSULTING AGREEMENT

THIS AGREEMENT, made this _29_ day of __June___, 2005, between EDWARD R. SIEMENS (herein “Consultant”), and LIFESTREAM TECHNOLOGIES, INC., a Nevada corporation, with offices at 570 S. Clearwater Loop, Building 1000, Suite D, Post Falls, ID  83854 (herein “Company”).

1.

SERVICES PROVIDED.  See Exhibit A attached.

Consultant will work under the direction of Christopher Maus.  Communications with other Company personnel will be as necessary.

2.

TERM:  The initial term of this Agreement shall commence on July 1, 2005, and, unless otherwise terminated as provided herein, will continue until December 31, 2005.

3.

FACILITIES; EQUIPMENT:  All work will be conducted at Consultant’s location, Lifestream’s location, or at such other location as directed by Company.

4.

PERSONNEL:  Consultant represents that he is qualified to perform  (a) the services described in the project description listed above and (b) all assigned duties under this Agreement.

Consultant assigns self to work for Company during the entire term of this Agreement and assumes responsibility for self while performing services under this contract.  Consultant shall use his best efforts to provide the Company with quality services in a timely manner in accordance with all applicable laws and regulations.

5.

DATA SAFEGUARDS/PROPRIETARY INFORMATION AND RIGHTS:  In connection with work performed by Consultant on this project, it will be necessary for Consultant to have access to information, which is confidential and/or proprietary to Lifestream, its customers, or its prospective customers.  It will be necessary for Consultant to regard and treat all information as proprietary.  Consequently, Consultant agrees to hold in strictest confidence all information and material that is related to Lifestream’s business or that is related to the performance by the parties of their obligations under this Agreement.  Proprietary and confidential information includes, but it is not limited to, information related to research, development, trade secrets, customer lists, salaries or business affairs of Lifestream.  Any employees of Consultant working on this project will each sign a supplementary agreement to protect the confidentiality of proprietary information.  This obligation of confidentiality shall survive termination of this Agreement.

All work performed by Consultant hereunder and all materials, products and deliverables developed or prepared for Lifestream by Consultant hereunder (whether or not such

Independent Contractor Agreement

work is completed) are the property of Lifestream, and all right, title and interest therein shall vest in Lifestream and shall be deemed to be a work made for hire and made in the course of the services rendered hereunder.  To the extent that title to any such works may not, by operation of law, vest in Lifestream or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Lifestream.  All such materials shall belong exclusively to Lifestream, with Lifestream having the right to obtain and to hold in its own name copyrights, registrations or such other protection as may be appropriate to the subject matter and any extensions and renewals thereof.

6.

CHARGES:  See Exhibit A attached.

7.

ASSIGNMENT:  This Agreement is nonassignable.  Any assignment of this Agreement by Consultant without Company’s prior written consent shall be void.

8.

CONSULTANT:  Consultant is a Consultant and this Agreement is not intended to, and shall not be construed so as to, create the relationship of agent, servant, employee, partnership, joint venture, or any other relationship whatsoever other than that of Consultant.

9.

NOTICE:  All communications pursuant to this Agreement shall be sent to the parties at the addresses below:

To Consultant:

Edward R. Siemens

3647 Pineridge Drive

Coeur d’Alene, ID  83815

To Company:

Lifestream Technologies, Inc.

570 Clearwater Loop

Building 1000, Suite D

Post Falls, ID  83854

Attention:  Gerri Vance

Written notice given pursuant to any provision of this Agreement shall be sent by registered or certified mail and shall be effective on the date of mailing to the addresses set forth above.  Changes of address must be provided in writing pursuant to this section.

10.

TERMINATION:  This Agreement may be terminated at any time throughout the term of this Agreement by either party, with or without cause, upon the giving of five (5) days’ written notice of election to terminate.  Such termination shall be effective five (5) days after the mailing of said written notice.  In the event of termination, Company shall pay for all services performed at the direction of the Consultant up to the effective date of termination.

11.

ENTIRE AGREEMENT:  This Agreement sets forth the entire consulting agreement of the parties.  Any prior agreement, promises, negotiations, or representations between the parties not expressly stated in this Agreement are not binding.

12.

WAIVER OR MODIFICATION OF TERMS:  No waiver or modification of the terms of this Agreement is binding unless documented in writing and signed by a representative of both parties.

Independent Contractor Agreement - 2

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CONSULTANT		COMPANY

Lifestream Technologies, Inc.

By	/s/ Edward R. Siemens	By	/s/ Christopher Maus
Printed Name:	Edward R. Siemens	Printed Name:	Christopher Maus
		Its:	President and CEO

Independent Contractor Agreement - 3

Exhibit A

Services:

Consultant shall provide Company with sales, marketing and operations expertise as necessary.

Charges:

Company shall pay Consultant Seven Thousand Five Hundred ($7,500) Dollars per quarter for said services, which will be payable in registered Lifestream Common Stock on the first day of each quarter.  This payment will include all expenses, including mileage, that Consultant incurs during the performance of his duties under this agreement exclusive of any travel outside of the greater Post Falls/Spokane area that he is requested to do on behalf of Lifestream.

Independent Contractor Agreement - 4